EXHIBIT 3

SECURITY AGREEMENT-PLEDGE

This Security Agreement-Pledge dated as of August 24, 2012 (this “Agreement”), is by and between WESTCLIFF TRUST (“Pledgor”) and Muragai Financial, LLC, a Delaware limited liability company (“Secured Party”).

R E C I T A L S:

A. Secured Party is extending a loan to Pledgor in the principal amount of $361,968.75 (the “Loan”).

B. Secured Party has conditioned its obligation to make the Loan upon, among other things, the execution and delivery of this Agreement by Pledgor.

NOW THEREFOR, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Security Interest and Pledge

Section 1.1 Security Interest and Pledge. Pledgor hereby pledges and grants to Secured Party a first priority security interest in the following property (such property being hereinafter sometimes called the “Collateral”):

(a) Pledgor’s 63,238 Series Two Convertible Notes issued by Mission NewEnergy Limited, an Australian corporation, and

(b) all products and proceeds of the foregoing shares, now owned or hereafter acquired, including, without limitation, all financial assets, investment securities, investment property, cash, deposit account, letter of credit rights, electronic chattel paper, supporting obligations, and payment intangibles, monies, payments, revenues, distributions, dividends, stock dividends, securities, financial assets, security entitlements, substitutions and other property rights and interests related to or arising from the foregoing or that Pledgor is at any time entitled to receive on account of the foregoing.

All terms used in this Agreement that are defined in the Uniform Commercial Code as adopted in the State of Texas shall have the meanings specified in the Uniform Commercial Code as adopted by the State of Texas as in effect from time to time (the “UCC”).

Section 1.2 Obligations. The Collateral shall secure the following obligations, indebtedness, and liabilities (all such obligations, indebtedness, and liabilities being hereinafter sometimes called the “Obligations”):

(a) the obligations and indebtedness of Pledgor to Secured Party evidenced by that certain promissory note in the original principal amount of $361,968.75 of even date herewith, executed by Pledgor and payable to the order of Secured Party (as the same may be renewed, extended, restated and/or supplemented from time to time, the “Note”);

(b) all future advances by Secured Party to Pledgor;

(c) all costs and expenses, including, without limitation, all attorneys’ fees and legal expenses, incurred by Secured Party to preserve and maintain the Collateral, collect the obligations herein described, and enforce this Agreement;

(d) all other obligations, indebtedness, and liabilities of Pledgor to Secured Party, now existing or hereafter arising, regardless of whether such obligations, indebtedness, and liabilities are similar, dissimilar, related, unrelated, direct, indirect, fixed, contingent, primary, secondary, joint, several, or joint and several; and

(e) all extensions, renewals, and modifications of any of the foregoing and all promissory notes given in renewal, extension or modification of any of the foregoing.

ARTICLE II

Representations and Warranties

To induce Secured Party to enter into this Agreement and the Loan Agreement, Pledgor represents and warrants to Secured Party that:

Section 2.1 Title. Pledgor owns, and with respect to Collateral acquired after the date hereof, Pledgor will own, legally and beneficially, the Collateral free and clear of any lien, security interest, pledge, claim, or other encumbrance or any right or option on the part of any third person to purchase or otherwise acquire the Collateral or any part thereof, except for the security interest granted hereunder. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state securities laws and regulations promulgated thereunder. Pledgor has the unrestricted right to pledge the Collateral as contemplated hereby. All of the Collateral has been duly and validly issued and is fully paid and nonassessable.

Section 2.2 Principal Place of Business. Pledgor’s principal residence is at the address specified in the Note.

Section 2.3 Business Purpose. The Collateral is used, acquired and held exclusively for business purposes and no portion of the Collateral is consumer goods. The Obligations were incurred solely for business purposes and not as a consumer-goods transaction or a consumer transaction.

ARTICLE III

Covenants

Pledgor covenants and agrees with Secured Party that until the Obligations are satisfied and performed in full:

Section 3.1 Encumbrances. Pledgor shall not create, permit, or suffer to exist, and shall defend the Collateral against, any lien, security interest, or other encumbrance on the Collateral except the pledge and security interest of Secured Party hereunder, and shall defend Pledgor’s rights in the Collateral and Secured Party’s security interest in the Collateral against the claims of all persons and entities.

Section 3.2 Sale of Collateral. Pledgor shall not sell, assign, or otherwise dispose of the Collateral or any part thereof without the prior written consent of Secured Party.

Section 3.3 Distributions. If Pledgor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a distribution in connection with any reclassification, increase, or reduction of equity or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any Collateral or otherwise, Pledgor agrees to accept the same as Secured Party’s agent and to hold the same in trust for Secured Party, and to deliver the same forthwith to Secured Party in the exact form received, with the appropriate endorsement of Pledgor when necessary or appropriate undated stock powers duly executed in blank, to be held by Secured Party as additional Collateral for the Obligations, subject to the terms hereof. Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of the issuer thereof shall be paid over to Secured Party to be held by it as additional collateral for the Obligations subject to the terms hereof; and in case any distribution of stock shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral pursuant to any recapitalization or reclassification of the equity of the issuer thereof or pursuant to any reorganization of the issuer thereof, the property so distributed shall be delivered to the Secured Party to be held by it, as additional Collateral for the Obligations, subject to the terms hereof. All sums of money and property so paid or distributed in respect of the Collateral that are received by Pledgor shall, until paid or delivered to Secured Party, be held by Pledgor in trust as additional security for the Obligations.

Section 3.4 Further Assurances. At any time and from time to time, upon the request of Secured Party, and at the sole expense of Pledgor, Pledgor shall promptly execute and deliver all such further instruments and documents and take such further action as Secured Party may deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement.

Section 3.5 Notification. Pledgor shall promptly notify Secured Party of (i) any lien, security interest, encumbrance, or claim made or threatened against the Collateral, (ii) any material change in the Collateral, including, without limitation, any material decrease in the value of the Collateral, and (iii) the occurrence or existence of any Event of Default (hereinafter defined) or the occurrence or existence of any condition or event that, with the giving of notice or lapse of time or both, would be an Event of Default.

Section 3.6 Changes. Pledgor shall not change its name or state of resident unless it shall have given Secured Party thirty (30) days’ prior written notice thereof and shall have taken all action deemed necessary or desirable by Secured Party to cause its security interest in the Collateral to be perfected with the priority required by this Agreement.

Section 3.7 Books and Records; Information. Pledgor shall keep accurate and complete books and records of the Collateral. Pledgor shall from time to time at the request of Secured Party deliver to Secured Party such information regarding the Collateral and Pledgor as Secured Party may request. Pledgor shall mark its books and records to reflect the security interest of Secured Party under this Agreement.

ARTICLE IV

Rights of Secured Party and Pledgor

Section 4.1 Power of Attorney. Pledgor hereby irrevocably constitutes and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead and in the name of Pledgor or in its own name, upon the occurrence of an Event of Default, to take any and all action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives Secured Party the power and right on behalf of Pledgor and in its own name to do any of the following, without notice to or the consent of Pledgor:

(a) to demand, sue for, collect, or receive in the name of Pledgor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, or any other instruments for the payment of money under the Collateral;

(b) to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(c) (i) to direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (ii) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (iii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices, and other documents relating to the Collateral; (iv) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (v) to insure any of the Collateral; and (vi) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Pledgor’s expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, or realize upon the Collateral and Secured Party’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable. Secured Party shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. Secured Party shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its willful misconduct. This power of attorney is conferred on Secured Party solely to protect, preserve, and realize upon its security interest in the Collateral.

Section 4.2 Voting Rights. So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting rights relating or pertaining to the Collateral or any part thereof.

Section 4.3 Performance by Secured Party of Pledgor’s Obligations. If Pledgor fails to perform or comply with any of its agreements contained herein and Secured Party itself shall cause performance of or compliance with such agreement, the expenses of Secured Party, together with interest thereon at the maximum nonusurious per annum rate permitted by applicable law, shall be payable by Pledgor to Secured Party on demand and shall constitute Obligations secured by this Agreement.

Section 4.4 Secured Party’s Duty of Care. Other than the exercise of reasonable care in the physical custody of the Collateral while held by Secured Party hereunder, Secured Party shall have no responsibility for or obligation or duty with respect to all or any part of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights against prior parties or any other rights pertaining thereto, it being understood and agreed that Pledgor shall be responsible for preservation of all rights in the Collateral. Without limiting the generality of the foregoing, Secured Party shall be conclusively deemed to have exercised reasonable care in the custody of the Collateral if Secured Party takes such action, for purposes of preserving rights in the Collateral, as Pledgor may reasonably request in writing, but no failure or omission or delay by Secured Party in complying with any such request by Pledgor, and no refusal by Secured Party to comply with any such request by Pledgor, shall be deemed to be a failure to exercise reasonable care.

Section 4.5 Assignment by Secured Party. Secured Party may from time to time assign the Obligations and any portion thereof and the Collateral or any portion thereof, and the assignee shall be entitled to all of the rights and remedies of Secured Party under this Agreement in relation thereto.

Section 4.6 Financing Statements. Pledgor expressly authorizes Secured Party to file financing statements showing Pledgor as debtor covering all or any portion of the Collateral in such filing locations as selected by Secured Party and authorizes, ratifies and confirms any financing statement filed prior to the date hereof by Secured Party in an jurisdiction showing Pledgor as debtor covering all or any portion of the Collateral.

ARTICLE V

Default

Section 5.1 Events of Default. The term “Event of Default” shall mean an Event of Default as defined in the Note.

Section 5.2 Rights and Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the following rights and remedies:

(a) Secured Party may declare the Obligations or any part thereof immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Pledgor; provided, however, that upon the occurrence of an Event of Default under clause (d) or clause (e) of the definition of Event of Default contained in the Note, the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Pledgor.

(b) In addition to all other rights and remedies granted to Secured Party in this Agreement and in any other instrument or agreement securing, evidencing, or relating to the Obligations, Secured Party shall have all of the rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Secured Party may (i) without demand or notice to Pledgor, collect, receive, or take possession of the Collateral or any part thereof, and/or (ii) sell or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery. Pledgor agrees that Secured Party shall not be obligated to give more than ten (10) days written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. Pledgor shall be liable for all expenses of retaking, holding, preparing for sale, or the like, and all attorneys’ fees and other expenses incurred by Secured Party in connection with the collection of the Obligations and the enforcement of Secured Party’s rights under this Agreement, all of which expenses and fees shall constitute additional Obligations secured by this Agreement. Secured Party may apply the Collateral against the Obligations in such order and manner as Secured Party may elect in its sole discretion. Pledgor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay the Obligations. Pledgor waives all rights of marshalling in respect of the Collateral.

(c) Secured Party may cause any or all of the Collateral held by it to be transferred into the name of Secured Party or the name or names of Secured Party’s nominee or nominees.

(d) Secured Party shall be entitled to receive all cash dividends payable in respect of the Collateral.

(e) Secured Party shall have the right, but shall not be obligated to, exercise or cause to be exercised all voting rights and corporate powers in respect of the Collateral, and Pledgor shall deliver to Secured Party, if requested by Secured Party, irrevocable proxies with respect to the Collateral in form satisfactory to Secured Party.

(f) Pledgor hereby acknowledges and confirms that Secured Party may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. Pledgor further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner, and Secured Party shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale. Secured Party shall be under no obligation to delay a sale of any of the Collateral for any period of time necessary to permit any issuer thereof to register such Collateral for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws.

(g) On any sale of the Collateral, Secured Party is hereby authorized to comply with any limitation or restriction with which compliance is necessary, in the view of Secured Party’s counsel, in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable governmental authority.

(h) On any sale of the Collateral, Secured Party is authorized to disclaim any warranty, express or implied. Pledgor acknowledges and agrees that the foregoing action by Secured Party may result in a diminution of the proceeds from any such sale of Collateral.

ARTICLE VI

Miscellaneous

Section 6.1 Expenses. Pledgor agrees to pay on demand all costs and expenses incurred by Secured Party in connection with the preparation, negotiation, execution and enforcement of this Agreement and any and all amendments, modifications, and supplements hereto.

Section 6.2 No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Section 6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Pledgor and Secured Party and their respective heirs, successors, and assigns, intestate survivors and legal representatives and executors, as applicable, except that Pledgor may not assign any of its rights or obligations under this Agreement without the prior written consent of Secured Party.

Section 6.4 Notices. All notices and other communications provided for in this Agreement shall be given as provided in the Note; provided, however, that notwithstanding the foregoing, all notices under UCC Sections 9.208 (relating to the release of deposit accounts, electronic chattel paper, investment property and letter of credit rights), 9.209 (relating to account debtors that have been notified of the assignment to the Secured Party), 9.210 (relating to a request for accounting), 9.513 (relating to requests for termination statements) and 9.616 (explanation of calculations of surplus or deficiency) shall be effective only if sent to the following address:

Murgai Financial, LLC

800 Gessner, Suite 600

Houston, Texas 77024

Section 6.5 Applicable Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America. This Agreement has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas. Any action or proceeding against Pledgor under or in connection with this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof may be brought in any state or federal court in Harris County, Texas, and Pledgor hereby irrevocably submits to the nonexclusive jurisdiction of such courts, and waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court. Pledgor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified in the Note. Nothing in this Agreement or any other instrument or agreement securing, evidencing, or relating to the Obligations or any part thereof shall affect the right of Secured Party to serve process in any other manner permitted by law or shall limit the right of Secured Party to bring any action or proceeding against Pledgor or with respect to any of the Collateral in any state or federal court in any other jurisdiction. Any action or proceeding by Pledgor against Secured Party shall be brought only in a court located in Harris County, Texas.

Section 6.6 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 6.7 Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by Secured Party shall affect the representations and warranties or the right of Secured Party to rely upon them.

Section 6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.10 Obligations Absolute. The obligations of Pledgor under this Agreement shall be absolute and unconditional and, except upon payment and performance of the Obligations in full, shall not be released, discharged, reduced, or in any way impaired by any circumstance whatsoever, including, without limitation, any amendment, modification, extension, or renewal of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any release, subordination, or impairment of collateral, or any waiver, consent, extension, indulgence, compromise, settlement, or other action or inaction in respect of this Agreement, the Obligations, or any document or instrument evidencing, securing, or otherwise relating to the Obligations, or any exercise or failure to exercise any right, remedy, power, or privilege in respect of the Obligations.

Section 6.11 ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. THE PROVISIONS OF THIS AGREEMENT MAY BE AMENDED OR WAIVED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

PLEDGOR:

WESTCLIFF TRUST

By:	/s/ John Knox, Jr.
John Knox, Jr., Trustee

SECURED PARTY:

MURAGAI FINANCIAL, LLC

By:	/s/ Stephen L. Way
Stephen L. Way, Chairman